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Jason Shannon American Tire Distributors (704) 632-7148 jshannon@americantiredistributors.com	Mike Gaither American Tire Distributors (704) 632-7110 mgaither@americantiredistributors.com

For Immediate Release

American Tire Distributors Reports $6.1 Million Sales Increase

Operating Expenses Continue Sharp Decline

Charlotte, N.C. (May 14, 2003) – American Tire Distributors, Inc., a nationwide distributor of tires, wheels and automotive accessories, today announced its operating results for the quarter ended March 29, 2003.

Sales for the first quarter improved 2.4% or $6.1 million, amid an industry-wide slowdown, to $257.7 million versus $251.6 million in the first quarter 2002. EBITDA from continuing operations decreased $0.2 million to $7.2 million in the first quarter of 2003 compared to $7.4 million in the first quarter of 2002.

“As the industry in total reports declining sales, our team has made a tremendous investment in outpacing the industry’s growth and increasing our market share,” said Richard P. “Dick” Johnson, Chairman and Chief Executive Officer of American Tire Distributors. “By continuing to initiate activities that provide improved service to our customers, we are beginning to reap the benefits of increased sales.”

Due in large part to a 4.7% reduction in operating expenses and a 40.7% reduction in interest expense, American Tire Distributors reported net income of $1.0 million for the quarter compared to net income of $29.2 million in first quarter 2002. Net income from first quarter 2002 included the $30.0 million net gain on repurchase of the Company’s Series D Senior Notes transacted March 27, 2002. The decrease in interest expense is primarily attributable to reduced interest cost on the outstanding Series D Senior Notes.

“I am excited about new opportunities that open up for us as sales get stronger and our operations become even more efficient,” said Johnson. “With a firm financial foundation in place, we are continuing to execute our long-term growth strategy.”

About American Tire Distributors

American Tire Distributors is one of the nation’s largest independent suppliers of tires to the replacement tire market. It operates 62 distribution centers servicing 35 states. The Company is focused on helping independent tire dealers compete with larger retailers by offering the most complete, coast-to-coast selection of tires, wheels and related products and value-added services. American Tire Distributors employs more than 200 people in its Charlotte-area headquarters, distribution center and regional hub and 1,900 employees across its nationwide distribution center network.